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                                                                    EXHIBIT 99.1



Contact: Investor Relations:  Gary Brandt        Media:   Josh Howell
                              601-360-8544                601-360-8750


               WORLDCOM, INC. ANNOUNCES SUCCESSFUL COMPLETION OF
                   EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Jackson, Mississippi, August 22, 1997 - WorldCom, Inc. (Nasdaq:WCOM) announced today that it has successfully completed its concurrent Exchange Offers and Consent Solicitations, pursuant to which it has accepted all MFS Communications Company, Inc. (MFS) senior discount notes validly tendered as of 5:00 p.m., New York City time, on August 19, 1997. The Company previously received requisite consents and accepted valid tenders from holders of notes of its MFS subsidiary as of August 8, 1997 and thereby effected certain amendments to the respective indentures governing the notes.

WorldCom accepted valid tenders and received consents from holders of approximately $780.4 million of principal amount at stated maturity, as of the date of their original issuance, of 9-3/8% Senior Discount Notes due January 15, 2004 of MFS (or approximately 99.1% of total outstanding), and from holders of approximately $903.7 million of principal amount at stated maturity, as of the date of their original issuance, of 8-7/8% Senior Discount Notes due January 15, 2006 of MFS (or approximately 99.3% of total outstanding), including those previously accepted and received as of August 8, 1997.

As previously announced, WorldCom offered to exchange (i) $871.60 principal amount of its newly issued 9-3/8% Senior Notes due January 15, 2004 (CUSIP #98155K AD 4) for each $1,000 principal amount at stated maturity, as of the date of their original issuance, of outstanding 9-3/8% Senior Discount Notes due January 15, 2004 of MFS, properly tendered, and (ii) $737.91 principal amount of its newly issued 8-7/8% Senior Notes due January 15, 2006 (CUSIP #98155K AE 2) for each $1,000 principal amount at stated maturity, as of the date of their original issuance, of outstanding 8-7/8% Senior Discount Notes due January 15, 2006 of MFS, properly tendered. As a result of the Exchange Offers, WorldCom issued an aggregate of approximately $1.347 billion of principal amount of its newly issued senior notes. Both the Exchange Offers and the Consent Solicitations were upon the terms and subject to the conditions set forth in the prospectus, as supplemented, and letters of transmittal related to the Exchange Offers and the Consent Solicitations.

WorldCom is a global business telecommunications company. Operating in more than 50 countries, the Company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom subsidiary, UUNET Technologies, Inc., is the world's largest provider of Internet services. WorldCom's World Wide Web address is http://www.wcom.com. The common and depositary shares of WorldCom trade on the Nasdaq National Market (U.S.) under the symbol WCOM and
WCOMP, respectively.

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